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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  FORM 8-A/A-2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                        PENNFED FINANCIAL SERVICES, INC.
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             (Exact name of registrant as specified in its charter)


                   Delaware                                     22-3297339
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(State of incorporation or organization)                       (IRS Employer
                                                             Identification No.)


622 Eagle Rock Avenue, West Orange, New Jersey                  07052-2989
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(Address of principal executive offices)                        (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:
                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:


                              Stock Purchase Rights
                                (Title of Class)




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     Item 1. Description of Registrant's Securities to be Registered.

     Item 1 of the Application of PennFed Financial Services, Inc.(the "Company") for Registration of Stock Purchase Rights on Form 8-A, dated March 26, 1996 and as amended on Form 8-A/A filed on February 11, 1998 (the "Application"), is hereby amended to substitute the following paragraph for the second paragraph under Item 1 of the Application:

     "The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth Business Day (as defined in the Rights Agreement) (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) (other than the Company, a Subsidiary (as defined in the Rights Agreement) of the Company or an employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company) commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person (as defined below); and (ii) the tenth Business Day (the "Flip-in Date") after the first date of public announcement (the "Stock Acquisition Date") by the Company or an Acquiring Person (by means of a Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report or schedule) or any amendment thereto) that an Acquiring Person has become such, other than as a result of a Flip-over Transaction or Event (as defined below) or such earlier or later date, not beyond the thirtieth day after such Stock Acquisition Date, as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred; provided that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Separation Time, without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for the purposes of this definition, never to have been made. An "Acquiring Person" means any Person who is or shall become a Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) the Company or any Subsidiary thereof; (ii) any Person who is or shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock or (iii) any Person who is or shall become the Beneficial Owner of 15% or more, but not more than 25%, of the outstanding shares of Common Stock if such Person's Beneficial Ownership of over 15% of the outstanding shares of Common Stock is solely as a result of an acquisition of Common Stock from the Company which was approved in advance by the Company's Board of Directors. The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Common Stock. Common Stock certificates issued after the Record Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall contain a


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legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend, certificates evidencing shares of Common Stock outstanding at the Record Time shall also evidence one Right for each share of Common Stock evidenced
thereby.   Promptly  following  the  Separation  Time,   separate   certificates
evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock at the Separation Time.

Item 2.  Exhibits.

     Item 2 of the Application is amended to add an Exhibit (3), as follows:

         Exhibit No.       Description

                  (3) Amendment No. Two to the Stockholder Protection Rights Agreement, dated as of March 21, 1996 and amended as of February 10, 1998, between the Company and Registrar and Transfer Company, as Rights Agent.


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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             PENNFED FINANCIAL SERVICES, INC.



Date: October 13, 1998                       By: /s/ Joseph L. LaMonica
                                                 ------------------------------
                                                 Joseph L. LaMonica
                                                 President and Chief Executive
                                                  Officer







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                                       EXHIBIT 3






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                               AMENDMENT NO. TWO TO THE
                        STOCKHOLDER PROTECTION RIGHTS AGREEMENT

                          dated as of March 21, 1996 between

                           PENNFED FINANCIAL SERVICES, INC.

                                          and

                            REGISTRAR AND TRANSFER COMPANY

                                    as Rights Agent


     WHEREAS, the purpose of this document (this "Amendment") is to amend the Stockholder Protection Rights Agreement, dated as of March 21, 1996 and amended as of February 10, 1998, between PennFed Financial Services, Inc. and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"); and

     WHEREAS, this Amendment is in accordance with Section 5.4 of the Rights Agreement.

     NOW THEREFORE, in consideration of the premises contained herein, and other good and valuable consideration, it is agreed as follows:

               1. Section 1.1 of the Rights Agreement is hereby amended by revising the definition of "Acquiring Person" to read in its entirety as follows: "Acquiring Person" shall mean any Person who is or shall become a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) the Company or any Subsidiary; (ii) any Person who is or shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; or (iii) any Person who is or shall become the Beneficial Owner of 15% or more, but not more than 25%, of the outstanding shares of Common Stock if such Person's Beneficial Ownership of over 15% of the outstanding shares of Common Stock is solely as a result of an acquisition of Common Stock from the Company which acquisition from the Company receives the prior approval of a majority of the Company's Board of Directors (exclusive of any directors who are such Person, an Affiliate or Associate of such Person, or a representative or nominee of such Person or of any such Affiliate or Associate).

               2. This Amendment may be executed in counterparts, which together shall constitute a single instrument.


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     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this
13th day of October, 1998.

ATTEST:                                PENNFED FINANCIAL SERVICES, INC.




/s/ Patrick D. McTernan                By:/s/ Joseph L. LaMonica
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Patrick D. McTernan                       Joseph L. LaMonica
Secretary                                 President and Chief
                                           Executive Officer



ATTEST:                                REGISTRAR AND TRANSFER COMPANY



By: /s/ Thomas L. Montrone             By: /s/ William P. Tatler
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Its:President and Secretary            Its:Vice President
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